EXHIBIT (a)(5)(cxxxx)

FINAL TRANSCRIPT

Conference Call Transcript

ORCL—Goldman Sachs Investor Dinner with Charles Phillips, Co-President and Director of Oracle

Event Date/Time: Jul. 26. 2004 / NTS ET

Event Duration: N/A

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ORCL - Goldman Sachs Investor Dinner with Charles Phillips, Co-President and Director of Oracle

CORPORATE PARTICIPANTS

Charles Phillips Jr

Oracle Corporation—Co-President & Director

CONFERENCE CALL PARTICIPANTS

Rick Sherlund

Goldman Sachs—Analyst

Important Notice

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on February 12, 2004 and as subsequently amended. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.

[TRANSCRIPT HAS BEEN REDACTED TO REMOVE STATEMENTS UNRELATED TO ORACLE’S TENDER OFFER]

PRESENTATION

[Redacted]

Rick Sherlund - Goldman Sachs—Analyst

So if you get PeopleSoft, there’s a bidding war between IBM and Microsoft over SAP?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

It could happen.

Rick Sherlund - Goldman Sachs—Analyst

But what would that mean for Oracle? Assuming Microsoft and SAP got together.

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, in the short term it may be good. There would be a lot of confusion, and integration and all that. But when two large companies like that get together, assuming they were to execute, it probably wouldn’t be great news for us, but you’d have to wonder how the SAP culture, the developers, a lot of things could go wrong in a merger of that complexity. So it’s hard to say with any certainty, but if it worked, obviously it could be a major company in the industry.

Rick Sherlund - Goldman Sachs—Analyst

Would there be anti trust issues there?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Oh, clearly, yeah. If they are questioning Oracle and PeopleSoft, they’re not going to let the number one and number three software company in the world merge

Rick Sherlund - Goldman Sachs—Analyst

They define the market broadly, they define the market now.

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ORCL - Goldman Sachs Investor Dinner with Charles Phillips, Co-President and Director of Oracle

Charles Phillips Jr - Oracle Corporation—Co-President & Director

And you can debate it either way, but we certainly think there’s plenty of competition obviously, and we’re out here seeing it every day.

Rick Sherlund - Goldman Sachs—Analyst

Okay, so your direction is PeopleSoft first, you got approved if you can get it, that you can integrate it in without execution difficulties. If you don’t get it, it’s hard to figure that’s good or bad for the stock, because immediately people are going to presume that the next candidate’s now on the top of the list, and that would present execution risks.

So to alleviate that concern, does it just take a year for people to see you do an acquisition or two and develop conviction that it’s additives to growth and the execution risks are certainly there but it’s manageable?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well I think people are wanting to understand what most software acquisitions, if you look at the history of software acquisition, I can understand the concern. However, we’re taking such a different strategy, and that hasn’t really been appreciated in the sense that we’re not contingent on new licensings that much and that’s usually where the risk is, right? We’re pricing it and approaching it for support and recurring revenue.

Rick Sherlund - Goldman Sachs—Analyst

And we’re talking about any one for the PeopleSoft brand?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

For the PeopleSoft brand, yes. So, to me, that lowers our risk. It’s more, so you have the customers, and you have support revenue, as a large contingent of the revenue, and the license revenue is shrinking so much anyway. And we don’t need that new license revenue as much. And we’re focused on longer term on the customers and support revenue.

Actually, it’s fairly low risk acquisition. And so we’ve done some 30 acquisitions already, and we’re just split it up by divisions. So, the guys go to sales guys, get all the certain development support. These guys have all done it before, not this large admittedly, but still, based on the process before.

And given that there’s not this pressure, you immediately produce something on license revenue out of PeopleSoft. I think the risk is fairly low, we thought it through, these are guys who have done it before. But I don’t think that’s being kind of factored in. They just kind of want more software acquisition.

Rick Sherlund - Goldman Sachs—Analyst

And what about other acquisitions, so if it’s not PeopleSoft?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, we said, our acquisition strategy is routinely, we would be a lot to different things, and that’s about all we obviously can really say, but we’re not going to do anything that strikes fear in that we aren’t competent, that things are pre appearing in a fairly short period of time.

Rick Sherlund - Goldman Sachs—Analyst

With Harry, one of the draws with Harry is his background in M&A?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, it’s helpful, but it wasn’t a primary reason. He’s just a solid, solid CFO. And we respect that, I’ve known him a long time, I respect him. And so it’s more important to get the right CFO to run Oracle to make sure that’s working. It’s a bonus that he had M&A experience.

Rick Sherlund - Goldman Sachs—Analyst

Can you just walk us through what the next step is, when the judge makes a decision in August in September on the PeopleSoft. If they say no, I presume it’s over at that stage.

Charles Phillips Jr - Oracle Corporation—Co-President & Director

We understand what happens after that. Obviously either side can appeal, but we haven’t committed to what we do next. If they say yes, then it’s up to the European Union. We’d have to go through that process, which we actually don’t think will take very long. And then it’s the normal proxy battle and poison pills. But we think all that will fall fairly quick as people knew there was no DOJ obstacle left.

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ORCL - Goldman Sachs Investor Dinner with Charles Phillips, Co-President and Director of Oracle

Rick Sherlund - Goldman Sachs—Analyst

And the states that have opposed this in Connecticut and a few others, they were in the same suit with the DOJ, so that’s all wrapped into one?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

That’s correct.

Rick Sherlund - Goldman Sachs—Analyst

So we don’t have to go there and fight individual states.

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, they can always bring new suits, if they wanted to, because I can’t rule that out, but none of those would stop the transaction.

[Redacted]

Rick Sherlund - Goldman Sachs—Analyst

Chuck, on the multi-tenant outsourcing model, or salesforce.com, is that something of much interest to Oracle, and should we expect to see more?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, our outsourcing business, which we call On Demand, is growing pretty briskly, and you should expect to see more. We’re going to increase the focus on that business even more. We have a huge installed base of people who run our applications, who, after running three, four, five years, might be open to, better local (ph) run it. We probably haven’t done as good a job as we could have.

We’re going back into the installed base and finding out the answer to that and focusing on that. So we’re hiring a specialized sales force to do apps like that. So we’ll find out, most of the, well, all of the outsourcing customers pretty much we’ve gotten has been normal app sales have been on a new deal saying do you want outsourcing as well. Well, what about the other 1,000 customers that we had, and had a reason to add another sales to two or three years.

Rick Sherlund - Goldman Sachs—Analyst

Is this just to host the application that you’re purchasing or is this a multi tenant model where you have one application that multiple customers are accessing that same application.

Charles Phillips Jr - Oracle Corporation—Co-President & Director

Well, it’s to host the application that we purchase, but the way we do it with a Grid infrastructure in our outsourcing (inaudible), you get some of the same benefits. So as I said, licensing of software.

Rick Sherlund - Goldman Sachs—Analyst

Yes, is there a model here where you don’t buy PeopleSoft, where you just pay for it on a monthly service basis?

Charles Phillips Jr - Oracle Corporation—Co-President & Director

There may be, we haven’t ruled that out, we’ve talked about that. So clearly today it’s been kind of more the traditional model. But having blended model, that people want that, there’s no reason why we wouldn’t consider this at some point

[Redacted]

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